Exhibit 10.69

On the Letterhead of Ryder Scott Company, L.P.





                                                              April 9, 2001





Chaparral Resources, Inc.
16945 Northchase, Suite 1620
Houston, Texas 77060

Gentlemen:

     At your request, we have prepared an estimate of the reserves, future production, and income attributable to certain leasehold and royalty interests of Karakuduk-Munay, JSC ("KKM"), in the Karakuduk Field as of December 31, 2000. The subject properties are located in the Republic of Kazakhstan. The income data were estimated using the Securities and Exchange Commission (SEC) requirements for future price and cost parameters.

     The estimated reserves and future income amounts presented in this report are related to hydrocarbon prices. Hydrocarbon prices in effect at December 31, 2000 were used in the preparation of this report as required by SEC rules; however, actual future prices may vary significantly from December 31, 2000 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.


                                 SEC PARAMETERS
                     Estimated Net Reserves and Income Data
                   Certain Leasehold and Royalty Interests of
                              Karakuduk-Munay, JSC
                             As of December 31, 2000
         --------------------------------------------------------------

                                                   Proved
                             ---------------------------------------------------
                                   Developed
                             -------------------------                  Total
                             Producing   Non-Producing  Undeveloped     Proved
                             ---------   -------------  -----------   ----------
Net Remaining Reserves
  Oil/Condensate - Barrels   4,722,114     6,315,300     23,985,010   35,022,424

Income Data ($M)
  Future Gross Revenue         $84,253      $112,678      $427,945      $624,875
  Deductions                    39,619        52,553       241,784       333,956
                                ------        ------       -------       -------
  Future Net Income (FNI)      $44,634       $60,125      $186,161      $290,919

  Discounted FNI @ 10%         $35,577       $37,833      $111,782      $185,192


         Liquid hydrocarbons are expressed in standard 42 gallon barrels.

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Chaparral Resources, Inc.
April 9, 2001
Page 2


     The future gross revenue is after the deduction of royalty. The deductions comprise the normal direct costs of operating the wells, Stasco Commission, export tariff, local sales tariff, recompletion costs, development costs, and certain abandonment costs. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. Liquid hydrocarbon reserves account for 100 percent of total future gross revenue from proved reserves.

     The calculation of royalty in this analysis has been handled as a deduction from the future gross revenue. At the request of KKM, the value of the royalty deduction has been converted to equivalent barrels. The net remaining reserves after deduction of those equivalent barrels is shown in the following table. These reserve numbers reflect both gravity conversion losses and equivalent royalty barrels.


                                 SEC PARAMETERS
            Estimated Net Reserves after Deduction of Royalty Barrels
                   Certain Leasehold and Royalty Interests of
                              Karakuduk-Munay, JSC
                             As of December 31, 2000
           ----------------------------------------------------------

                                                    Proved
                             ---------------------------------------------------
                                    Developed
                             -------------------------                  Total
                             Producing   Non-Producing   Undeveloped    Proved
                             ---------   -------------   -----------  ----------
Net Remaining Reserves
  Oil/Condensate - Barrels   4,455,483     5,958,663      22,630,594  33,044,740



     The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown on each estimated projection of future production and income presented in a later section of this report and in summary form below.



                                    Discounted Future Net Income
                                       As of December 31, 2000
                              ---------------------------------------
   Discount Rate                                Total
      Percent                                   Proved
---------------------                     -------------------

         12                                   $170,541M
         15                                   $151,399M
         18                                   $135,106M
         20                                   $125,170M

     The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Chaparral Resources, Inc.
April 9, 2001
Page 3


Reserves Included in This Report

     The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting Bulletins. The definitions of proved reserves are included under the tab "Reserve Definitions" in this report.

     Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled. Undeveloped reserves included in this evaluation only reflect the reserves assigned to undeveloped locations that are direct offsets to producing wells or direct offsets to exploration wells that were tested at significant rates.

     KKM has interests in certain areas of the Karakuduk Field that may contain substantial additional hydrocarbon potential not included herein. KKM has active exploratory and development drilling programs that may result in the discovery or reclassification of significant additional volumes.

     The various reserve status categories are defined under the tab "Reserve Definitions" in this report. The developed non-producing reserves included herein are comprised of the behind pipe category.

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Chaparral Resources, Inc.
April 9, 2001
Page 4


Estimates of Reserves

     In general, the reserves included herein were estimated by performance methods or the volumetric method; however, other methods were used in certain cases where characteristics of the data indicated such other methods were more appropriate in our opinion. The reserves estimated by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical performance data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

     The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

Future Production Rates

     Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For wells on production, the established decline trend was used as the basis for estimating future production rates. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by KKM.

     The future production rates from wells now on production may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

Hydrocarbon Prices

     KKM furnished us with both export and domestic hydrocarbon prices in effect at December 31, 2000 and with its forecasts of future prices which take into account SEC and Financial Accounting Standards Board (FASB) rules, current market prices, contract prices, and fixed and determinable price escalations where applicable.

     In accordance with FASB Statement No. 69, December 31, 2000 market prices were determined using the daily oil price ("spot price") adjusted for oilfield wellhead price differences (e.g. grade, transportation, gravity, sulfur and BS&W) as appropriate. Also in accordance with SEC and FASB specifications, changes in market prices subsequent to December 31, 2000 were not considered in this report.

     KKM advised us that they have been required to sell a portion of their production on the domestic market and for purposes of this report we should assume KKM will export 80 percent of their crude production and sell 20 percent on the domestic market.

     The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Chaparral Resources, Inc.
April 9, 2001
Page 5


Costs

     Operating costs for the wells in this report were supplied by KKM and include only those costs directly applicable to the field operations. When applicable, the operating costs include a portion of general and administrative costs allocated directly to the field operations. No deduction was made for indirect costs such as general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the field.

     Development costs were furnished to us by KKM and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The estimated cost of abandonment was included. The estimates of the abandonment costs furnished by KKM were accepted without independent verification.

     Current costs were held constant throughout the life of the properties.

General

     Tables 1 through 77 present our estimated projection of production and income by years beginning January 1, 2001, by reserve category and well.

     While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

     The estimates of reserves presented herein were based upon a detailed study of the properties in which KKM owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. KKM has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by KKM were accepted without independent verification. The estimates presented in this report are based on data available through December 2000.

     KKM has assured us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans.

     Neither Ryder Scott Company nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

Chaparral Resources, Inc.
April 9, 2001
Page 6


     This report was prepared for the exclusive use and sole benefit of KKM and Chaparral Resources, Inc. The data, work papers, and maps used in this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

                                            Very truly yours,

                                            RYDER SCOTT COMPANY, L.P.

                                            By:  /s/  Larry T. Nelms
                                               --------------------------------
                                                      Larry T. Nelms, P.E.
                                                      Senior Vice President